Exhibit 99.1

FOR IMMEDIATE RELEASE: NEWS

October 27, 2004

HYPERSPACE COMMUNICATIONS ANNOUNCES SEPARATION OF UNITS
Stock and Warrants to trade separately beginning on November 5, 2004

DENVER, Colorado, October 27, 2004 — HyperSpace® Communications Inc., (AMEX: HCO.U or HCO_U) a software provider of application acceleration products, today announced that it has been notified by the representatives of the underwriter in its initial public offering (or IPO) of October 1, 2004, that the American Stock Exchange has been notified of the pending separation of its Units.  On November 5, 2004 the Units will be separated into common stock and warrants that will trade individually on the AMEX under the symbols HCO and HCO.WS, respectively.  At that time, the Units will cease to exist.

The Units have traded under the symbol HCO.U since the Company completed its initial public offering.  Each Unit is comprised of one share of common stock and two warrants.  Each warrant is exercisable to purchase one share of common stock at $5.50 through September 30, 2009.

For more information on the Company’s Units, common stock and warrants please refer to the Company’s prospectus dated September 30, 2004, a copy of which can be obtained on the Securities and Exchange Commission website at www.sec.gov.

About HyperSpace

HyperSpace® is a Colorado-based software company specializing in data and application acceleration.  HyperSpace develops, manufactures and markets, worldwide, two software product lines:  HyperWeb™ and HyperTunnel™. HyperSpace products accelerate, optimize and secure web-based and client/server applications and communications over narrowband and broadband wide area networks and service provider networks, both wired and wireless. Virtually any company can benefit from HyperSpace software to reduce telecommunication costs, eliminate network servers and improve application performance resulting in productivity gains. The company’s products are used by customers across industries and around the world including ABN AMRO, Deutsche Bank, British Petroleum, PeopleSoft, Farmers Insurance, UBS PaineWebber, Dex Media, Hunter Douglas, Nokia, Telecom Italia, Amway, BP, Dish Network, Alltel, TNT, and EDS among others.

Contact:
John Yeros 303.566.6510

Barbara Coy 303.566.6532
investor@ehyperspace.com
www.ehyperspace.com

HyperSpace Communications Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of HyperSpace Communications to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Continuing weakness in the U.S. economy and increased competitive pressure from other content acceleration or telecommunications companies could affect future results.  Other factors which could materially affect such forward-looking statements can be found in HyperSpace Communications’ filings with the Securities and Exchange Commission, including risk factors.  Investors, potential investor and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and HyperSpace Communications undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.